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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Solectron Corporation

We consent to incorporation herein by reference of our report dated September 14, 1998, relating to the consolidated balance sheets of Solectron Corporation and subsidiaries as of August 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended August 31, 1998, and the related schedule, which report appears in the August 31, 1998, annual report on Form 10-K of Solectron Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.

                                          /s/ KPMG LLP

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Mountain View, California
October 14, 1999